Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this pre-effective Form S-3 Registration Statement of our report dated March 30, 2020, relating to the balance sheets of Ideal Power Inc. (the “Company”) as of December 31, 2019 and 2018, and the related statements of operations, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2019, and the related notes which is incorporated by reference in the Prospectus. Our report contains an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Gumbiner Savett Inc.

Santa Monica, California

November 20, 2020